Turner Valley Oil & Gas, Inc.
6160 Genoa Bay Road Duncan
B.C. Canada V9L 5Y5
Form Type: 10-KSB

AUDIT COMMITTEE REPORT

The Audit Committee of Turner Valley Oil & Gas,Inc. s composed of the Corporation's Board of Directors. The members of the Committee are Christopher Paton-Gay, Donald Jackson Wells and Joseph A. Kane. The Committee recommended, subject to stockholder ratification, the selection of the Corporation's independent accountants.

Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with the generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Corporation's financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by the Statement on Auditing Standards No. 61.

The Corporation's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, and the Committee discussed with the independent accountant that firms independence.

Based upon Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Dated: April 12, 2007

Christopher Paton-Gay	Donald Jackson Wells	Joseph Kane
Christopher Paton-Gay	Donald Jackson Wells	Joseph Kane